POWER OF ATTORNEY


Know all persons by these presents, that I have granted to Pamela S. Krop, Stephen Kozachok, James W. A. Ladner and
Elizabeth Porter, a limited, revocable power of attorney effective December 19, 2007, for the sole purpose of obtaining
SEC EDGAR access codes and passwords and filing any Form 3, Form 4, Form 5 or any other form or report the undersigned may be required to file under Section 16 of the Securities Act of 1934, as amended, or any amendment to any such form or report, on my behalf with the United States
Securities and Exchange Commission in connection with my association with St. Jude Medical, Inc.


IN WITNESS WHEREOF, I have hereunto set my hand.


/s/ Denis M. Gestin
Denis M. Gestin